Exhibit 10.2.2

FIRST AMENDMENT TO AMENDED AND RESTATED LICENSE AGREEMENT

Case Western Reserve University – Lucid Diagnostics Inc.

This First Amendment to Amended and Restated License Agreement (hereinafter “First Amendment”) entered into effective as of February 15, 2024 (“First Amendment Effective Date”) by and between Case Western Reserve University, an Ohio non-profit corporation, having a principal place of business at 10900 Euclid Avenue, Cleveland, Ohio 44106 (“CWRU”) and Lucid Diagnostics Inc., a Delaware corporation, having a principal place of business at 360 Madison Avenue, 25th Floor, New York, NY 10017 (“Licensee”), collectively the “Parties”, in exchange for their mutual covenants set forth, hereby agree as follows:

WHEREAS, Licensee is a subsidiary of PAVmed Inc. (“PAVmed”), a for-profit corporation, having a principal place of business at 360 Madison Avenue, 25th Floor, New York, NY 10017;

WHEREAS, CWRU and Licensee entered into a License Agreement effective May 12, 2018 (the “Effective Date”) which was subsequently amended by mutual agreement effective November 20, 2019, and then again pursuant to that certain Amended and Restated License Agreement effective as of August 23, 2021 (the “A&R License Agreement”); and

WHEREAS, the Parties desire and agree to amend the A&R License Agreement to revise and update certain provisions in the Agreement; and

NOW THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

1.	Section 10.2 of the Agreement shall be deleted and replaced with the following: “Subject to Sections 10.4, 10.7 and 10.8, Licensee shall bear all expenses (the “Covered Expenses”) associated with the Patent preparation, filing, prosecution and maintenance to protect any Licensed Technology for which there is an invention disclosure (the “Designated Legal Services”), and Licensee will reimburse CWRU for all past and future Covered Expenses, within thirty (30) days of the receipt of a reasonably detailed invoice therefor, except that Licensee shall have no obligation to reimburse any Covered Expenses if the associated invoice is received by Licensee more than one-hundred eighty (180) days after the end of the month in respect of which the Designated Legal Services related to such Covered Expenses were performed. CWRU shall instruct outside counsel to send by email all invoices with respect to Covered Expenses, within sixty (60) days of the end of the month in respect of which the Designated Legal Services related to such Covered Expenses were performed, directly to the general counsel of Licensee at mag@pavmed.com with a copy to pds@pavmed.com (or such other individual(s) as Licensee may request from time to time) at the same time such invoices are sent to CWRU. Any invoices received after the end of such sixty (60) day period are referred to herein as “Late Invoices”.”

2.	A new Section 10.3 of the Agreement shall be inserted as follows: “In an effort to minimize Covered Expenses, the parties shall use commercially reasonable efforts to ensure that Designated Legal Services are performed as efficiently as practicable, but without compromising CWRU’s ownership rights in any Licensed Technology. Such efforts shall include, but not be limited to, the following:

10.3.1 CWRU and Licensee shall meet periodically, but no less than quarterly (or more frequently as may be reasonably requested by either party in light of the volume of Designated Legal Services being performed, but in any case no more than monthly), with each counsel that has been engaged by CWRU to provide Designated Legal Services to discuss the scope of and strategies with respect to the Designated Legal Services such counsel has been or is proposed to be engaged to perform.

10.3.2 Prior to directing counsel to provide any Designated Legal Services that may involve Covered Expenses in excess of $________, CWRU shall direct such counsel to deliver to CWRU and Licensee a written estimate of the cost of such services. CWRU and Licensee shall devote an appropriate amount of time to jointly assessing the costs and benefits of, and the impact on each party’s rights and obligations of, the proposed services and any alternatives to the same prior to authorizing the performance of any such services; provided that CWRU may proceed with any action if it determines it is necessary to do so to protect against an imminent loss of material intellectual property rights with respect to the Licensed Technology. The Parties will establish a written standard operating procedure (“SOP”), reasonably acceptable to both, to effect this section, which may be updated from time to time with the written consent of both Parties. Said SOP should balance intent of this section against practical implementation that is not overly burdensome to either Party.

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10.3.3 CWRU agrees to use the same degree of effort (but no less than commercially reasonable effort) to review and, as appropriate, object to and negotiate adjustments to, any invoices from outside counsel for unreasonable Covered Expenses, as if CWRU was solely responsible for payment of the same (i.e., without any right to reimbursement from Licensee), it being agreed and understood that so long as CWRU complies with the foregoing, Licensee shall, subject to Section 10.2, reimburse CWRU for all Covered Expenses, whether or not Licensee considers such expenses to be reasonable. By way of illustration, unreasonable Covered Expenses include, but are not limited to, charges associated with (a) late filing fees attributable to delays caused by CWRU or outside counsel, (b) expedited filing fees that were not pre-approved in writing by Licensee, (c) duplicative work, (d) requested work product that is not delivered, (e) correcting errors made by counsel, or (f) Late Invoices or other invoices that unreasonably exceed estimates provided pursuant to Section 10.3.2 or otherwise.

10.3.4 On an ongoing basis, CWRU and Licensee shall in good faith consider and, as appropriate, implement, other strategies for managing Covered Expenses, including by (i) seeking to negotiate fixed fee arrangements for responding to office actions and other regularly performed or otherwise predictable legal services, and (ii) engaging alternative, and less expensive, outside counsel when appropriate.”

3.	Section 10.3 of the Agreement shall be deleted and replaced with the following Section 10.4: “In the event that all or any portion of the Patents are optioned and/or licensed by CWRU to other Third Parties outside the Field of Use, or there is otherwise in effect any Permitted License, Licensee’s obligation to reimburse Covered Expenses shall be reduced on a per capita basis based on the number of such options and/or licenses in effect at any given time. CWRU shall provide Licensee with such information that it requests as is reasonably necessary to verify that any invoices for Covered Expenses have been reduced in accordance with the foregoing (it being agreed and understood that CWRU shall in no event be obligated to provide to Licensee pursuant to this Section 10.4 the identity of any licensee or any other information it is restricted from disclosing).”

4.	Section 10.4 of the Agreement shall be renumbered as Section 10.5.

5.	Section 10.5 of the Agreement shall be renumbered as Section 10.6.

6.	A new Section 10.7 of the Agreement shall be inserted as follows: “If at any time during the term of this Agreement, Licensee decides that it is undesirable to pursue patent, copyright and/or trademark rights for any Licensed Technology in the United States or in any foreign country, it shall give prompt written notice thereof to CWRU (such notice, an “Opt-Out Notice”), and upon receipt of such notice (i) Licensee shall be released from its obligations to bear any future Covered Expenses with respect to such Licensed Technology in such jurisdictions, and (ii) the exclusive licenses granted with respect to such Licensed Technology in such jurisdictions shall be terminated resulting in a loss of rights to practice such Licensed Technology.”

7.	________.

8.	Section 10.7 of the Agreement shall be renumbered as Section 10.9.

(The Balance Of This Page Intentionally Left Blank – Signature Page To Follow)

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in witness whereof, the parties hereto have caused this Agreement to be duly executed in duplicate counterparts, each of which shall be deemed to constitute an original, effective as of the date first above written.

The undersigned verify subject to the penalties of Section 2921.13 of the Ohio Revised Code relating to unsworn falsification to authorities that they have the authority to bind to this Agreement the party on behalf of which they are executing below.

Case Western Reserve University	Lucid Diagnostics Inc.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

By:

Name:

Title:

Date:

Address for Notices:	Address for Notices:

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